Exhibit 99.1

April 19, 2018
Limelight Networks Reports Record Financial Results for the First Quarter of 2018

•	Q1 Revenue of $52.1 million, up 16 percent year over year

•	Q1 GAAP gross margin of 51.2%, up 390 basis points, year over year

•	Q1 GAAP EPS of break-even and Non-GAAP EPS of $0.06

•	Raising 2018 revenue, gross margin, Non-GAAP earnings per share, and Adjusted EBITDA guidance
Limelight Networks, Inc. (Nasdaq: LLNW) (Limelight), a global leader in digital content delivery, today reported revenue of $52.1 million for the first quarter of 2018, up 16 percent, compared to $44.7 million in the first quarter of 2017, and up 8% compared to $48.2 million in the fourth quarter of 2017. Currency favorably impacted year-over-year comparison by $0.5 million and the sequential comparison by $0.3 million.
GAAP gross margin was 51.2% in the first quarter of 2018, an increase of 390 basis points from 47.3% in the first quarter of 2017.
Limelight reported net income of $0.1 million, or break-even per basic and fully diluted share, for the first quarter of 2018, compared to a net loss of $3.3 million, or $0.03 per basic share, for the first quarter of 2017.
Non-GAAP net income was $6.2 million, or $0.06 per basic share, for the first quarter of 2018, compared to a non-GAAP net income of $1.6 million, or $0.02 per basic share, for the first quarter of 2017.
EBITDA was $4.9 million for the first quarter of 2018, compared to $1.7 million for the first quarter of 2017. Adjusted EBITDA was $11.0 million for the first quarter of 2018 compared to $6.7 million for the first quarter of 2017.
Limelight ended the first quarter with 544 employees and employee equivalents, up from 533 at the end of the fourth quarter of 2017, and up from 528 at the end of the first quarter of 2017.
“Limelight has started 2018 on a strong note, with double-digit revenue growth, gross margins in excess of 50 percent, and positive GAAP profitability. We are raising our full-year guidance and are excited about the opportunities that surround us. We continue to be encouraged by healthy growth trends for content delivery, and we are pleased with the completion of certain matters we think will be of value to Limelight shareholders going forward. For example, in recent months, Goldman Sachs successfully exited its large equity ownership stake in Limelight, which erases a decade-long stock overhang issue. Separately, Limelight also entered into a definitive agreement with Akamai with regard to all outstanding litigation, bringing to an end an equally longstanding legal battle between the two companies.” said Bob Lento, Chief Executive Officer at Limelight Networks.
“We continue to expand Limelight’s product features and functionality, and improve our efficiency and reliability, to enable Limelight customers to better achieve their goals. We believe Limelight’s focus on quality will allow us to remain disciplined in our approach to pricing. Our business purpose is secure, global delivery of digital content, and we will remain true to our mission. And our initiatives to build out Edge Computing solutions, and expand into adjacent markets, remain on track,” Lento added.

Exhibit 99.1

Weighing early strength in Limelight’s financial and operational performance and what the company perceives as favorable industry tailwinds, Limelight is providing the following updates to its previously announced full-year 2018 guidance, issued on February 7, 2018:
Revenue is expected to be in the range of $198 to $202 million, up from previously issued guidance of $196 to $200 million. Gross margin expectation is now an improvement of over 150 basis points, up from our previous guidance of a 100 basis point improvement. GAAP EPS is expected to be between $0.07and $0.11. Non-GAAP EPS is expected to be between $0.13 and $0.17 per share, up from $0.11 and $0.15 per share. Adjusted EBITDA is now expected to be between $33 and $37 million, compared to our previous guidance of between $32 and $36 million. At the same time, operational efficiency will allow us to deliver these higher results with lower capital deployment. We now expect capital expenditures to be between $20 and $22 million, down from our previous expectation of between $22 and $24 million.

Exhibit 99.1

Financial Tables
Limelight Networks, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,863	$20,912
Marketable securities	23,832	28,404
Accounts receivable, net	32,433	32,381
Income taxes receivable	224	98
Prepaid expenses and other current assets	5,717	5,397
Total current assets	82,069	87,192
Property and equipment, net	27,371	28,991
Marketable securities, less current portion	40	40
Deferred income taxes	1,546	1,506
Goodwill	77,027	77,054
Other assets	2,174	1,665
Total assets	$190,227	$196,448
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,376	$4,439
Deferred revenue	950	1,187
Income taxes payable	72	452
Provision for litigation	18,000	18,000
Other current liabilities	11,495	18,507
Total current liabilities	40,893	42,585
Deferred income taxes	159	144
Deferred revenue, less current portion	16	16
Provision for litigation, less current portion	4,500	9,000
Other long-term liabilities	411	558
Total liabilities	45,979	52,303
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 7,500 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 300,000 shares authorized; 110,657, and 110,824 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	111	111
Additional paid-in capital	500,305	502,312
Accumulated other comprehensive loss	(7,861)	(8,328)
Accumulated deficit	(348,307)	(349,950)
Total stockholders’ equity	144,248	144,145
Total liabilities and stockholders’ equity	$190,227	$196,448

Exhibit 99.1

Limelight Networks, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	Dec. 31,	Percent	March 31,	Percent
	2018	2017	Change	2017	Change
Revenues	$52,114	$48,186	8%	$44,735	16%
Cost of revenue:
Cost of services (1)	21,054	20,665	2%	19,007	11%
Depreciation — network	4,380	4,544	(4)%	4,557	(4)%
Total cost of revenue	25,434	25,209	1%	23,564	8%
Gross profit	26,680	22,977	16%	21,171	26%
Gross profit percentage	51.2%	47.7%		47.3%
Operating expenses:
General and administrative (1)	9,522	8,656	10%	8,514	12%
Sales and marketing (1)	10,280	8,997	14%	9,267	11%
Research and development (1)	6,339	5,965	6%	6,220	2%
Depreciation and amortization	588	587	—%	589	—%
Total operating expenses	26,729	24,205	10%	24,590	9%
Operating loss	(49)	(1,228)	(96)%	(3,419)	(99)%
Other income (expense):
Interest expense	(59)	(38)	55%	(14)	321%
Interest income	130	128	2%	117	11%
Other, net	112	204	(45)%	87	29%
Total other income	183	294	(38)%	190	(4)%
Income (loss) before income taxes	134	(934)	(114)%	(3,229)	(104)%
Income tax (benefit) expense	(15)	(22)	(32)%	108	(114)%
Net income (loss)	$149	$(912)	(116)%	$(3,337)	(104)%

Net income (loss) per share:
Basic	$—	$(0.01)		$(0.03)
Diluted	$—	$(0.01)		$(0.03)

Weighted average shares used in per share calculation:
Basic	110,761	110,128		107,363
Diluted	118,909	110,128		107,363

(1) Includes share-based compensation (see supplemental table for figures)

Exhibit 99.1

Limelight Networks, Inc.
Supplemental Financial Data
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	Dec. 31,	March 31,
	2018	2017	2017
Share-based compensation:
Cost of services	$357	$375	$359
General and administrative	1,810	1,729	1,534
Sales and marketing	603	622	620
Research and development	597	576	562
Total share-based compensation	$3,367	$3,302	$3,075

Depreciation and amortization:
Network-related depreciation	$4,380	$4,544	$4,557
Other depreciation and amortization	588	587	589
Total depreciation and amortization	$4,968	$5,131	$5,146

Net increase (decrease) in cash, cash equivalents and marketable securities:	$(5,621)	$(8,376)	$(5,359)

End of period statistics:
Approximate number of active customers	703	717	813

Number of employees and employee equivalents	544	533	528

Exhibit 99.1

Limelight Networks, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	Dec. 31,	March 31,
	2018	2017	2017
Operating activities
Net income (loss)	$149	$(912)	$(3,337)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,968	5,131	5,146
Share-based compensation	3,367	3,302	3,075
Foreign currency remeasurement loss	110	140	289
Deferred income taxes	41	(108)	(50)
Gain on sale of property and equipment	(16)	(316)	(75)
Accounts receivable charges	218	217	249
Amortization of premium on marketable securities	33	55	83
Changes in operating assets and liabilities:
Accounts receivable	(270)	(3,886)	978
Prepaid expenses and other current assets	882	(887)	914
Income taxes receivable	(124)	4	29
Other assets	(495)	249	(3)
Accounts payable and other current liabilities	(2,286)	(730)	(1,160)
Deferred revenue	130	(507)	(302)
Income taxes payable	(397)	69	(4)
Payments for provision for litigation	(4,500)	(4,500)	(4,500)
Other long term liabilities	(151)	(206)	(197)
Net cash provided by (used in) operating activities	1,659	(2,885)	1,135
Investing activities
Purchases of marketable securities	—	(4,547)	(4,526)
Sale and maturities of marketable securities	4,515	13,012	7,250
Purchases of property and equipment	(1,990)	(4,919)	(5,745)
Proceeds from sale of property and equipment	16	14	58
Net cash provided by (used in) investing activities	2,541	3,560	(2,963)
Financing activities
Payment of employee tax withholdings related to restricted stock vesting	(1,606)	(1,925)	(1,036)
Cash paid for purchase of common stock	(3,800)	—	—
Proceeds from employee stock plans	30	1,448	111
Net cash used in financing activities	(5,376)	(477)	(925)
Effect of exchange rate changes on cash and cash equivalents	127	(30)	171
Net (decrease) increase in cash and cash equivalents	(1,049)	168	(2,582)
Cash and cash equivalents, beginning of period	20,912	20,744	21,734
Cash and cash equivalents, end of period	$19,863	$20,912	$19,152
Use of Non-GAAP Financial Measures
To evaluate our business, we consider and use non-generally accepted accounting principles (Non-GAAP) net income (loss), EBITDA and Adjusted EBITDA as supplemental measures of operating performance. These measures include the same adjustments that management takes into account when it reviews and assesses operating performance on a period-to-period basis. We consider Non-GAAP net income (loss) to be an important indicator of overall business performance. We define Non-GAAP net income (loss) to be U.S. GAAP net income (loss), adjusted to exclude share-based compensation and litigation expenses. We believe that EBITDA provides a useful metric to investors to compare us with other companies within our industry and across industries. We define EBITDA as U.S. GAAP net income (loss) adjusted to exclude depreciation and amortization, interest expense, interest and other (income) expense, and income tax expense. We define Adjusted EBITDA as EBITDA adjusted to exclude share-based compensation and litigation expenses. We use Adjusted EBITDA as a supplemental measure to review and assess operating performance. Our management uses these Non-GAAP financial measures because, collectively, they provide valuable information on the performance

Exhibit 99.1

of our on-going operations, excluding non-cash charges, taxes and non-core activities (including interest payments related to financing activities). These measures also enable our management to compare the results of our on-going operations from period to period, and allow management to review the performance of our on-going operations against our peer companies and against other companies in our industry and adjacent industries. We believe these measures also provide similar insights to investors, and enable investors to review our results of operations “through the eyes of management.”
Furthermore, our management uses these Non-GAAP financial measures to assist them in making decisions regarding our strategic priorities and areas for future investment and focus.
The terms Non-GAAP net income (loss), EBITDA and Adjusted EBITDA are not defined under U.S. GAAP, and are not measures of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Our Non-GAAP net income (loss), EBITDA and Adjusted EBITDA have limitations as analytical tools, and when assessing our operating performance, Non-GAAP net income (loss), EBITDA and Adjusted EBITDA should not be considered in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Some of these limitations include, but are not limited to:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	Non-GAAP net income (loss) and Adjusted EBITDA do not reflect the cash requirements necessary for litigation costs, including provision for litigation and litigation expenses;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt that we may incur;

•	these measures do not reflect income taxes or the cash requirements for any tax payments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will be replaced sometime in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•
while share-based compensation is a component of operating expense, the impact on our financial statements compared to other companies can vary significantly due to such factors as the assumed life of the options and the assumed volatility of our common stock; and

•	other companies may calculate Non-GAAP net income (loss), EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.
We compensate for these limitations by relying primarily on our U.S. GAAP results and using Non-GAAP net income (loss), EBITDA, and Adjusted EBITDA only as supplemental support for management's analysis of business performance. Non-GAAP net income (loss), EBITDA and Adjusted EBITDA are calculated as follows for the periods presented in thousands:

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measures
Limelight is presenting the most directly comparable U.S. GAAP financial measures and reconciling the non-GAAP financial metrics to the comparable U.S. GAAP measures. Per share amounts may not foot due to rounding.

Limelight Networks, Inc.
Reconciliation of U.S. GAAP Net Income (Loss) to Non-GAAP Net Income
(In thousands)
(Unaudited

	Three Months Ended
	March 31, 2018		December 31, 2017		March 31, 2017
	Amount	Per Share	Amount	Per Share	Amount	Per Share
U.S. GAAP net income (loss)	$149	$—	$(912)	$(0.01)	$(3,337)	$(0.03)
Share-based compensation	3,367	0.03	3,302	0.03	3,075	0.03
Litigation expenses	2,670	0.02	1,470	0.01	1,909	0.02
Non-GAAP net income	$6,186	$0.06	$3,860	$0.04	$1,647	$0.02

Weighted average shares used in per share calculation:		110,761		110,128		107,363

Limelight Networks, Inc.
Reconciliation of U.S. GAAP Net Income (Loss) to EBITDA to Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
U.S. GAAP net income (loss)	$149	$(912)	$(3,337)
Depreciation and amortization	4,968	5,131	5,146
Interest expense	59	38	14
Interest and other (income) expense	(242)	(332)	(204)
Income tax (benefit) expense	(15)	(22)	108
EBITDA	$4,919	$3,903	$1,727
Share-based compensation	3,367	3,302	3,075
Litigation expenses	2,670	1,470	1,909
Adjusted EBITDA	$10,956	$8,675	$6,711
For future periods, we are unable to provide a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) as a result of the uncertainty regarding, and the potential variability of, the amounts of depreciation and amortization, interest expense, interest and other (income) expense and income tax expense, that may be incurred in the future.

Exhibit 99.1

2018 Guidance Table

Limelight Networks, Inc.
2018 Guidance

	April 19, 2018	February 7, 2018
Revenue	$198 to $202 million	$196 to $200 million

Gross margin percentage	Expansion of more than 150 basis points over 2017	Expansion of more than 100 basis points over 2017

GAAP EPS	$0.07 to $0.11	$(0.07) to $(0.03)

Non-GAAP EPS	$0.13 to $0.17	$0.11 to $0.15

Adjusted EBITDA	$33 to $37 million	$32 to $36 million

Capital expenditures	$20 to $22 million	$22 to $24 million
Conference Call
At approximately 4:30 p.m. EST (1:30 p.m. PST) today, management will host a quarterly conference call for investors. Investors can access this call toll-free at 877-296-5190 within the United States or +1 412-317-5233 outside of the U.S. The conference call will also be audio cast live from http://www.limelight.com and a replay will be available following the call from the Limelight website.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding our expectations regarding revenue, gross margin, non-GAAP net income, capital expenditures, litigation, and our future prospects. Our expectations and beliefs regarding these matters may not materialize. The potential risks and uncertainties that could cause actual results or outcomes to differ materially from the results or outcomes predicted include, among other things, reduction of demand for our services from new or existing customers, unforeseen changes in our hiring patterns, adverse outcomes in litigation, and experiencing expenses that exceed our expectations. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online on our investor relations website at investors.limelightnetworks.com and on the SEC website at www.SEC.gov. All information provided in this release and in the attachments is as of April 19, 2018, and we undertake no duty to update this information in light of new information or future events, unless required by law.
About Limelight
Limelight Networks, a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s Limelight Orchestrate Platform includes a global infrastructure with a fully-integrated suite of capabilities and services to help you address all

Exhibit 99.1

your content delivery needs. The Orchestrate Platform solves your most important content delivery challenges so you can deliver the next great digital experience anywhere. For more information, please visit www.limelight.com and follow us on Twitter, Facebook and LinkedIn.
Copyright (C) 2018 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.
Source: Limelight Networks
Language:
English
CONTACT:
Limelight Networks, Inc.
Sajid Malhotra, 602-850-5778
ir@llnw.com

Ticker Slug:
Ticker: LLNW
Exchange: NASDAQ